Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
October 24, 2019

DELUXE REPORTS STRONG THIRD QUARTER 2019 OPERATING RESULTS
Affirms full year revenue and adjusted diluted EPS outlook ranges
Continues to make substantial progress with business transformation
Records non-cash impairment related to past acquisitions
Declares regular quarterly dividend

St. Paul, Minn. – October 24, 2019 – Deluxe Corporation (NYSE: DLX) today reported strong operating results for its third quarter ended September 30, 2019. Revenue was $493.6 million, consistent with last year and within the outlook range. GAAP Diluted Loss per Share was $7.49, including non-cash asset impairment charges of $391.0 million related to past acquisitions. Adjusted Diluted EPS was $1.71, exceeding the outlook range. The Company affirmed the full year revenue and adjusted diluted EPS outlook ranges.

	3rd Quarter 2019	3rd Quarter 2018	% Change
Revenue	$493.6 million	$493.2 million	0.1%
Net Loss	($318.5 million)	($31.1 million)	*
Adjusted EBITDA(1)	$119.3 million	$128.5 million	(7.2%)
Diluted Loss Per Share – GAAP	($7.49)	($0.67)	*
Adjusted Diluted Earnings Per Share (EPS) – Non-GAAP(1)	$1.71	$1.74	(1.7%)
* Not meaningful
(1) Note that this presentation of Adjusted EBITDA and Adjusted Diluted EPS differs from the amounts reported in the prior year as management determined that excluding additional items when calculating these non-GAAP measures would be helpful to investors in analyzing the Company’s results. Reconciliations of Adjusted EBITDA and Adjusted Diluted EPS are provided later in this release.

“We delivered strong operating results in the quarter and exceeded our adjusted diluted EPS guidance, and we are affirming our full year revenue and adjusted diluted EPS outlook ranges. I am especially encouraged by the accelerating momentum of our transformation into a Trusted, Tech-Enabled Solutions CompanyTM,” said Barry McCarthy, President & CEO of Deluxe. “With our new and expanded senior management team in place, we are already capturing opportunities created by our “One Deluxe” strategy. We are increasing cross-sales, winning new clients, and have begun the process of reorganizing our team to become a product and sales focused company. We are on-track and on-budget transforming our infrastructure into a modern technology platform while investing in Payments and Cloud services to build a strong foundation for growth. This is the New Deluxe.”

Mr. McCarthy continued, “I am energized by the passion and enthusiasm of our employee-owners, the company’s accelerating momentum, and proud of the accomplishments we have achieved in my short tenure. I am confident we are positioned for accelerated growth.”

Third Quarter 2019 Highlights

•	Revenue was flat to last year as the incremental revenue from the Financial Services REMITCO acquisition in August 2018 was offset by the continuing decline in checks and forms.

•	Marketing solutions and other services (MOS) revenue expanded to 43.9% of total revenue, checks accounted for 39.1% and forms and accessories accounted for 17.0%.

•
The non-cash asset impairment in the quarter was the result of: recent softness in the performance of the web services and data-driven marketing business units and management’s decision to exit certain contracted relationships. The sustained decline in the company’s stock price was also a factor. The non-cash impairment of $391.0 million was a pre-tax charge, of which $273.6 million was recorded in the Small

Business Services Segment in web services, and $117.4 million was recorded in the Financial Services Segment, primarily in data-driven marketing.

•	The net loss was $318.5 million, driven primarily by the non-cash impairment charge of $391.0 million, with additional costs from previously disclosed investments in our transformation.

•	Adjusted EBITDA decreased $9.2 million from the prior year, driven by revenue mix changes, price concessions on long-term contract renewals, and customer churn.

•
Cash provided by operating activities for the first nine months of the year was $208.0 million, a decrease of $11.1 million from 2018, driven by lower adjusted EBITDA, certain legal-related payments earlier in the year and higher spending on our business transformation.

•	The Company repurchased $39.7 million of common stock in open market transactions during the third quarter, bringing total share repurchases for the year to $118.5 million.

•	At the end of the third quarter, the Company had $924.0 million of total debt outstanding under its revolving credit facility.

•
On October 22, 2019, the Board of Directors declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on December 2, 2019 to all shareholders of record at the close of business on November 18, 2019.

Full Year 2019:	Current Outlook (10/24/2019)	Prior Outlook (7/25/2019)
Revenue	$2.005 billion to $2.045 billion	$2.005 billion to $2.045 billion
Adjusted Diluted EPS	$6.65 to $6.95	$6.65 to $6.95
Operating Cash Flow	$270 million to $285 million	$270 million to $285 million
Capital Expenditures	approx. $75 million	approx. $75 million
Free Cash Flow	$195 million to $210 million	$195 million to $210 million
Acquisition-Related Amortization	approx. $70 million	approx. $75 million
Other Depreciation and Amortization	approx. $60 million	approx. $60 million

Earnings Call Information
A live conference call will be held today at 4:30 p.m. ET (3:30 p.m. CT) to review the financial results. Listeners can access the call by dialing (615) 247-0252 (access code 9170599). A presentation also will be available via a webcast on the investor relations website. Alternatively, an audio replay of the call will be available on the investor relations website or by calling (404) 537-3406 (access code 9170599).

Upcoming Management Presentations

•	November 20 - Salesforce Dreamforce event in San Francisco

•	December 3 & 4 - Wells Fargo TMT Conference, Las Vegas

•	December 5th through 13th - Investor CEO Roadshow: One Deluxe Strategy (various locations in the U.S.)

•	January 14, 2020 - 22nd Annual Needham Growth Conference, New York

•	Mid-February 2020 (date to be announced soon) - Deluxe Investor Day, New York

About Deluxe Corporation
Deluxe is a Trusted, Tech-Enabled Solutions CompanyTM for enterprises, small businesses and financial institutions offering a range of solutions to help customers manage and grow their businesses. Approximately 4.8 million small business customers access a wide range of products and services from Deluxe, including incorporation services, logo design, website development and hosting, email marketing, social media, search engine optimization and payroll services, along with customized checks and forms. For our approximately 4,600 financial institution customers, Deluxe offers industry-leading programs in data analytics, customer acquisition and treasury management solutions, fraud prevention and profitability solutions, as well as checks. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the Company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s checks, check-related products and services and business forms; risks that the Company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition in the check printing business; the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the Company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore, may be subject to change. The Company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2018 and the Company's Form 10-Q for the quarter ended June 30, 2019.

Diluted EPS Reconciliation
Management believes that Adjusted Diluted EPS provides useful comparable information for investors by excluding the impact of items that may not be indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, management believe that this information is a useful financial measure to be considered in addition to GAAP performance measures. During the first quarter of 2019, the presentation of Adjusted Diluted EPS was modified. Management determined that excluding additional items, such as acquisition amortization, share-based compensation expense, certain legal-related expense and gain on sales of businesses and customer lists, when calculating this non-GAAP measure would be helpful in analyzing the Company’s results. Reported Diluted EPS reconciles to Adjusted Diluted EPS as follows:

	Actual
	3rd Quarter 2019	3rd Quarter 2018
Reported Diluted EPS	($7.49)	($0.67)
Acquisition amortization	0.49	0.33
Restructuring, integration and other costs	0.53	0.09
CEO transition costs	0.02	0.04
Share-based compensation expense	0.10	0.05
Asset impairment charges	8.06	1.93
Acquisition transaction costs	—	—
Certain legal-related expense	—	0.03
Gain on sales of businesses and customer lists	—	(0.03)
Impact of federal tax reform	—	(0.03)
Adjusted Diluted EPS	$1.71	$1.74

Note that the Company has not reconciled Adjusted Diluted EPS outlook guidance for the fourth quarter or full year 2019 to GAAP Diluted EPS because it does not provide outlook guidance on GAAP Diluted EPS or the reconciling items between GAAP Diluted EPS and this non-GAAP financial measure for those periods. Because of the substantial uncertainty and variability surrounding certain of these forward-looking reconciling items, including asset impairment charges, restructuring, integration and other costs, and certain legal-related expenses, a reconciliation of the non-GAAP financial measure outlook guidance to the corresponding GAAP measure is not available without unreasonable effort. The probable significance of certain of these items is high and, based on historical experience, could be material.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF LOSS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended Sept. 30,
	2019		2018
Product revenue	$346.3		$352.8
Service revenue	147.3		140.4
Total revenue	493.6		493.2
Cost of products	(133.8)	(27.1%)	(133.0)	(27.0%)
Cost of services	(69.9)	(14.2%)	(64.6)	(13.1%)
Total cost of revenue	(203.7)	(41.3%)	(197.6)	(40.1%)
Gross profit	289.9	58.7%	295.6	59.9%
Selling, general and administrative expense	(213.3)	(43.2%)	(208.6)	(42.3%)
Restructuring and integration expense	(26.3)	(5.3%)	(5.1)	(1.0%)
Asset impairment charges	(391.0)	(79.2%)	(99.2)	(20.1%)
Operating loss	(340.7)	(69.0%)	(17.3)	(3.5%)
Interest expense	(8.7)	(1.8%)	(7.2)	(1.5%)
Other income	2.2	0.4%	2.3	0.5%
Loss before income taxes	(347.2)	(70.3%)	(22.2)	(4.5%)
Income tax benefit (provision)	28.7	5.8%	(8.9)	(1.8%)
Net loss	($318.5)	(64.5%)	($31.1)	(6.3%)

Weighted average dilutive shares outstanding	42.5		46.8
Diluted loss per share	($7.49)		($0.67)
Capital expenditures	$17.3		$14.5
Depreciation and amortization expense	30.5		33.4
Number of employees-end of period	6,409		5,887
Non-GAAP financial measure - EBITDA(1)	($308.0)		$18.4
Non-GAAP financial measure - Adjusted EBITDA(1)	119.3		128.5

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not GAAP financial performance measures. Management discloses EBITDA and Adjusted EBITDA because it believes they are useful in evaluating our operating performance compared to that of other companies, as the calculation eliminates the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may vary for companies for reasons unrelated to overall operating performance. Management believes that measures of operating performance that exclude these impacts are helpful in analyzing the Company’s results. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. Management also believes that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of the Company’s business. Management does not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. Management does not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, management believes that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures. Note that management’s calculation of Adjusted EBITDA differs from the amount reported in the prior year as it determined that excluding additional items when calculating this non-GAAP measure would improve comparability between periods and to other companies. EBITDA and Adjusted EBITDA are derived from net loss as follows:

	Quarter Ended Sept. 30,
	2019	2018
Net loss	($318.5)	($31.1)
Interest expense	8.7	7.2
Income tax (benefit) provision	(28.7)	8.9
Depreciation and amortization expense	30.5	33.4
EBITDA	(308.0)	18.4
Restructuring, integration and other costs	29.7	5.1
CEO transition costs	1.1	2.6
Share-based compensation expense	5.4	3.1
Asset impairment charges	391.0	99.2
Certain legal-related expense	—	1.8
Loss (gain) on sales of businesses and customer lists	0.1	(1.7)
Adjusted EBITDA	$119.3	$128.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF (LOSS) INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended Sept. 30,
	2019		2018
Product revenue	$1,043.9		$1,076.1
Service revenue	442.7		397.2
Total revenue	1,486.6		1,473.3
Cost of products	(398.8)	(26.8%)	(400.6)	(27.2%)
Cost of services	(207.0)	(13.9%)	(175.9)	(11.9%)
Total cost of revenue	(605.8)	(40.8%)	(576.5)	(39.1%)
Gross profit	880.8	59.2%	896.8	60.9%
Selling, general and administrative expense	(665.8)	(44.8%)	(629.4)	(42.7%)
Restructuring and integration expense	(49.1)	(3.3%)	(12.9)	(0.9%)
Asset impairment charges	(391.0)	(26.3%)	(101.3)	(6.9%)
Operating (loss) income	(225.1)	(15.1%)	153.2	10.4%
Interest expense	(27.2)	(1.8%)	(18.9)	(1.3%)
Other income	6.1	0.4%	6.1	0.4%
(Loss) income before income taxes	(246.2)	(16.6%)	140.4	9.5%
Income tax benefit (provision)	1.5	0.1%	(47.9)	(3.3%)
Net (loss) income	($244.7)	(16.5%)	$92.5	6.3%

Weighted average dilutive shares outstanding	43.3		47.5
Diluted (loss) earnings per share	($5.65)		$1.93
Capital expenditures	$49.7		$42.6
Depreciation and amortization expense	95.4		96.9
Number of employees-end of period	6,409		5,887
Non-GAAP financial measure - EBITDA(1)	($123.6)		$256.2
Non-GAAP financial measure - Adjusted EBITDA(1)	350.5		375.3

(1) See the prior discussion of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are derived from net (loss) income as follows:

	Nine Months Ended Sept. 30,
	2019	2018
Net (loss) income	($244.7)	$92.5
Interest expense	27.2	18.9
Income tax (benefit) provision	(1.5)	47.9
Depreciation and amortization expense	95.4	96.9
EBITDA	(123.6)	256.2
Restructuring, integration and other costs	53.7	13.8
CEO transition costs	8.6	4.2
Share-based compensation expense	14.0	8.4
Asset impairment charges	391.0	101.3
Acquisition transaction costs	0.2	1.1
Certain legal-related expense	6.4	2.7
Loss (gain) on sales of businesses and customer lists	0.2	(12.9)
Loss on debt retirement	—	0.5
Adjusted EBITDA	$350.5	$375.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2019(1)	December 31, 2018	September 30, 2018
Cash and cash equivalents	$73.5	$59.7	$57.9
Other current assets	352.2	390.4	359.5
Property, plant & equipment-net	92.7	90.3	83.5
Operating lease assets	41.7	—	—
Intangibles-net	287.5	360.0	396.6
Goodwill	800.3	1,160.6	1,126.0
Other non-current assets	241.1	244.1	243.9
Total assets	$1,889.0	$2,305.1	$2,267.4

Total current liabilities	$361.9	$392.0	$333.3
Long-term debt	924.0	911.1	890.1
Non-current operating lease liabilities	32.4	—	—
Deferred income taxes	10.3	46.7	46.4
Other non-current liabilities	34.9	39.9	42.3
Shareholders' equity	525.5	915.4	955.3
Total liabilities and shareholders' equity	$1,889.0	$2,305.1	$2,267.4
Shares outstanding	42.1	44.6	46.3

(1) Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leasing, and related amendments. Adoption of these standards resulted in an increase in total assets of $49.8 million, an increase in total liabilities of $50.1 million and a decrease in shareholders' equity of $0.3 million as of January 1, 2019. Prior periods were not restated. Adoption of these standards did not have a significant impact on the Company’s consolidated statements of income or the consolidated statements of cash flows.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended Sept. 30,
	2019	2018(1)
Cash provided (used) by:
Operating activities:
Net (loss) income	($244.7)	$92.5
Depreciation and amortization of intangibles	95.4	96.9
Asset impairment charges	391.0	101.3
Prepaid product discount payments	(20.4)	(19.1)
Other	(13.3)	(52.5)
Total operating activities	208.0	219.1
Investing activities:
Purchases of capital assets	(49.7)	(42.6)
Payments for acquisitions	(1.6)	(190.4)
Other	1.4	1.1
Total investing activities	(49.9)	(231.9)
Financing activities:
Net change in debt	14.0	180.4
Dividends	(39.1)	(42.9)
Share repurchases	(118.5)	(120.0)
Shares issued under employee plans	3.2	7.3
Net change in customer funds obligations	(8.7)	(0.1)
Other	(4.8)	(12.1)
Total financing activities	(153.9)	12.6
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	2.6	(2.5)
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	6.8	(2.7)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of year	145.3	128.8
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$152.1	$126.1
Free cash flow(2)	$158.3	$176.5

(1) Prior period amounts have been revised to correct a prior period misstatement. The Company corrected the prior period to reflect the guidance outlined in ASU No. 2016-18, Restricted Cash. This revision was not material to previously issued consolidated statements of cash flows and had no impact on previously reported amounts for net cash provided by operating activities or net cash used by investing activities.

(2) Free cash flow is calculated as net cash provided by operating activities less purchases of capital assets. Management believes that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand the Company’s asset base. Free cash flow is limited and not all of the Company’s free cash flow is available for discretionary spending, as the Company may have mandatory debt payments and other cash requirements that must be deducted from its cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement provides an additional metric to compare cash generated by operations on a consistent basis and to provide insight into the cash flow available to fund such items as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Revenue:
Small Business Services	$310.2	$315.6	$931.7	$949.6
Financial Services	154.6	146.8	465.1	426.7
Direct Checks	28.8	30.8	89.8	97.0
Total	$493.6	$493.2	$1,486.6	$1,473.3
Operating (loss) income:
Small Business Services	($243.2)	($45.3)	($163.8)	$72.3
Financial Services	(105.7)	17.6	(86.1)	49.5
Direct Checks	8.2	10.4	24.8	31.4
Total	($340.7)	($17.3)	($225.1)	$153.2
Operating margin:
Small Business Services	(78.4%)	(14.4%)	(17.6%)	7.6%
Financial Services	(68.4%)	12.0%	(18.5%)	11.6%
Direct Checks	28.5%	33.8%	27.6%	32.4%
Total	(69.0%)	(3.5%)	(15.1%)	10.4%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2019 and 2018. The Company discloses adjusted operating income because it believes it is useful to evaluate its operating performance excluding certain items, which may vary for reasons unrelated to overall operating performance. During the first quarter of 2019, management determined that excluding additional items when calculating adjusted operating income would be helpful in analyzing the Company’s results. As such, adjusted operating income by segment reported in the prior year has been revised. The excluded items include asset impairment charges; acquisition amortization; restructuring, integration and other costs; CEO transition costs; share-based compensation expense; acquisition transaction costs; certain legal-related expense and gain or loss on sales of businesses and customer lists. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with GAAP. Instead, management believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Adjusted operating income:(1)
Small Business Services	$59.3	$66.0	$176.8	$196.2
Financial Services	33.5	36.2	97.4	100.5
Direct Checks	10.2	10.9	29.0	32.6
Total	$103.0	$113.1	$303.2	$329.3
Adjusted operating margin:(1)
Small Business Services	19.1%	20.9%	19.0%	20.7%
Financial Services	21.7%	24.7%	20.9%	23.6%
Direct Checks	35.4%	35.4%	32.3%	33.6%
Total	20.9%	22.9%	20.4%	22.4%

(1) Reported operating (loss) income reconciles to adjusted operating income as follows:

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Reported operating (loss) income	($340.7)	($17.3)	($225.1)	$153.2
Excluded items:
Small Business Services	302.5	111.3	340.6	123.9
Financial Services	139.2	18.6	183.5	51.0
Direct Checks	2.0	0.5	4.2	1.2
Total excluded items	443.7	130.4	528.3	176.1
Adjusted operating income	$103.0	$113.1	$303.2	$329.3

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